Clip Mobile Inc.

DISTRIBUTOR SALES AGREEMENT FOR CLIP MOBILE COUPON APPLICATION

This shall constitute an Agreement made on June 10, 2011 (“Effective Date”) between Portlogic Systems Inc. (“Distributor”) and Clip Mobile Inc. (“Clip”) whereby the above named Distributor shall be authorized to distribute Clip’s software solutions pursuant to the following terms and conditions.

Distributor agrees to:

1 – Accept a protected and defined territory within its marketing and distribution channels; defined as Canada.

2 – Exclusively distribute Clip’s location-based mobile applications and mobile coupon solutions for the duration of its test pilot program only.

3 – Distribute, promote, advertise, and demonstrate Clip software covered under this Agreement, giving fair and accurate representation of Clip and Clip’s brand.

4 – Use its marketing efforts and connections for leads resulting in additional Clip user sign-ups, partner merchants, brands, and industry introductions.

5 – Finance any additional upgrades to Clip's software solution, if required, exclusively for the needs and duration of its test pilot program only.  Clip shall retain sole ownership of any derivative code or feature upgrades created on behalf of, or in collaboration with Distributor.

Clip agrees to:

1 – Provide technical and sales training to Distributor personnel in support of Distributor’s marketing and distribution plan for software covered by this Agreement.

2 – Provide service and technical support of its software, if required, during Distributor’s test pilot program.

3 – Entitle Distributor to use Clip’s trademarks, trade names, service marks, logos or other marks or symbols (collectively, "Marks") only for the purposes under this Agreement.

4 – Provide any available advertising materials, direct mail and promotional pieces.

5 – Provide sales and marketing assistance to Distributor based on sales performance and availability.

6 – Offer Distributor privileged web site access to check sales promotions, technical support, logistics and other services or new software information as it becomes available, only for the purposes under this Agreement.

7 – Provide 10% commission for any revenues directly attributable to Distributor’s efforts.

8 - Clip agrees to make all reasonable efforts to provide Portlogic with accurate and fair estimates for time and costs associated with the development of additional features or upgrades to Clip's software solution for the needs and duration of its test pilot program.

It is mutually agreed to and accepted as follows:

1 - This Agreement is not assignable in any way. No Distributor can authorize others to represent themselves as Distributors.

2 - Each party shall defend, indemnify and hold the other party and its affiliates, partners and directors harmless from any and all claims by any other party (including reasonable attorneys’ fees and costs of litigation) resulting from the other party’s own breaches, acts, omissions or misrepresentations, regardless of the form of action.

This Agreement shall become effective on the Effective Date and shall continue for a term of one (1) year, unless either party terminates this Agreement for cause by submitting thirty (30) days notice in writing to the other.

The Undersigned have read and fully understand the terms and conditions of this Agreement.

PORTLOGIC SYSTEMS INC.

CLIP MOBILE INC.

“Distributor”

“Clip”

By:    /s/ Jueane Thiessen

By:

/s/ David Offierski

Title: Chief Financial Officer

Title:

Founder

Date:  June 10, 2011

Date:      June 10, 2011